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                                                                   EXHIBIT 10.10

ATG INC.

ALLIED TECHNOLOGY GROUP


Mr. Fred Feizollahi
4089 Terra Alta Drive
San Ramon CA, 94583                                         February 20, 1995


Dear Fred,

Allied Technology Group, Inc., (ATG) is pleased to extend to you an employment offer with the following responsibilities, position, salary, benefits, incentives and conditions.

1. Responsibilities. Your responsibilities will be management of our Western operations which includes execution of projects handled by our Fremont office and waste treatment services contracts handled by our Richland Facility. Although your home office will be Fremont, frequent travel to the Richland plant may be needed.

2. Position. Initially you will have two positions, Manager of Richland Facility, and Manager of Western Projects. After six months when you've become thoroughly familiar with the company projects and financial operations, you will be promoted to the position of a vice president responsible for our Western operations.

3. Salary. As your starting salary with ATG, we will match your current salary at Morrison Knudsen Corporation. Upon acceptance of this offer, please submit a paycheck stub that shows your current MK salary. Furthermore, your salary will be subject to review within six months and annually thereafter.

4. Benefits. Standard company benefits. ATG 401K contribution is discretionary and any such contribution will depend on the company profitability.

5.   Incentives. The following incentives are offered to you.

     a. Stock bonus. 5000 shares for each year of employment with ATG and for the next five years. The stock bonus options will be terminated at the end of the five years and a new arrangement will be negotiated with you.

     b. Stock incentive. The annual base stock bonus of 5000 will be increased depending on the ATG annual sales. The additional stock incentive provided to you will be 1000 shares for each $1,000,000 ATG annual sale increase over and above the sales in the base year which is designated to be 12/30/1995. For example, if the ATG annual sale in 1996 is twenty five million as compared to twenty million is 1995, an additional 5000 stocks will be given to you. The stock incentive option is subject to minimum company after tax profit of 10%, or proportional reduction on the stock incentive will occur. For example, if the company profit is zero, no stock incentives will be given to you. If profit is 5%, only half of the stock incentives will be issued to you.
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ATG INC.
                                                                 Fred Feizollahi
                                                                     Page 2 of 2
                                                                         2/20/95

ALLIED TECHNOLOGY GROUP


     c. Stock purchase option. We will give you the option to purchase ATG shares at $7.5 per share after ATG is taken public. Beginning with the initial public offering (IPO) you will have an option of purchasing 100,000 shares during a five period (20,000 shares at IPO and 20,000 shares per year thereafter).

     d. Cash bonus. A standard bonus program will be established for all ATG employees. You will be subject to this cash bonus program.

6.   Conditions. The following conditions will apply to your employment.

     a. Issuance date. All bonus and incentive stocks will be issued to you before January 31 of the following year except as noted below.

     a. Initial Public Offering (IPO). ATG currently plans to take the company public in the 1996-97 time frame. Immediately upon IPO, you will receive a minimum of three years of bonus stock (see 5a above) and all of the incentive stocks (see 5b) issued to you as of the date of IPO.

     b. Severance. If at any time before the next three years ATG decides to termite your employment, ATG will immediately issue to you a minimum of three years of the bonus stocks (see 5a above) and all of the incentive stocks (see 5b) that have been issued to you as of the date of your termination. Furthermore, if ATG offers to purchase back all of your share you must agree to sell them it $7.50 per share. If ATG does not offer to purchase back your share, ATG will pay you $5,000 (five thousand dollars) per month for a period of 12 (twelve) months after your termination.

     We look forward to see you on board as an ATG employee. Please indicate your acceptance of this offer by returning a signed copy of this offer letter.


Sincerely,


Frank Chiu
Executive Vice President
                                        ________________________________________
                                        Offer accepted, Fred Faramarz Feizollahi